Exhibit 10(q)
CAPITOL BANCORP LTD.
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is made effective as of the 1st day of August, 2003, between Capitol Bancorp Ltd., a Michigan corporation (the “Corporation”) and Joseph D. Reid (the “Employee”) and is made pursuant and subject to the provisions of the Capitol Bancorp Ltd. Management Incentive Plan, which is incorporated herein by reference, and any future amendments thereto (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.
     1. Award of Restricted Stock. The Corporation hereby awards to the Employee, subject to the terms and conditions of the Plan and the provisions of this Agreement, 214,169 shares of Common Stock of the Corporation (the “Restricted Stock”).
     2. Terms and Conditions. The award of the Restricted Stock hereunder is subject to the following terms and conditions:
          (a) Contingent Vesting. The award of the Restricted Stock to the Employee is intended to encourage the Employee to cause the operating earnings of the Corporation to grow by at least 5% per calendar year. At each of the vesting dates set forth in paragraph 2(b), the Restricted Stock will be eligible to vest only if the Corporation achieves a 5% annual growth in fully diluted earnings per share based on operating income in at least one of the two preceding calendar years. If the earnings growth requirement has not been met at any of the vesting dates set forth in paragraph 2(b), all of the shares of the Restricted Stock eligible for vesting on that date shall be cancelled.
          (b) Restricted Period. Except as provided in paragraphs 2(a) and 3, the Restricted Stock shall vest and become nonforfeitable in accordance with the schedule set forth below:

	5% Earnings	Percent of
Date	Growth Requirement	Award Vested
January 1, 2005	2004 vs. 2003	20%
	or
	2003 vs. 2002

January 1, 2006	2005 vs. 2004	20%
	or
	2004 vs. 2003

January 1, 2007	2006 vs. 2005	20%
	or
	2005 vs. 2004

	5% Earnings	Percent of
Date	Growth Requirement	Award Vested
January 1, 2008	2007 vs. 2006	20%
	or
	2006 vs. 2005

January 1, 2009	2008 vs. 2007	20%
	or
	2007 vs. 2006
The period from the date hereof until the shares of the Restricted Stock have become 100% vested shall be referred to as the “Restricted Period.”
          (c) Issuance of Certificates; Restrictive Legend. The stock certificate(s) evidencing the Restricted Stock shall be issued and registered on the Corporation’s books and records in the name of the Employee as soon as practicable following the date of this Agreement. The Corporation shall retain physical possession and custody of each stock certificate representing the Restricted Stock until such time as the Restricted Stock becomes vested in accordance with paragraph 2(b) above. The Employee will deliver to the Corporation a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to each award of the Restricted Stock. Each stock certificate shall bear a restrictive legend in substantially the following form:
“The shares represented by this certificate are restricted and may be transferred only in accordance with the Restricted Stock Agreement between Capitol Bancorp Ltd. and Joseph D. Reid, dated August 1, 2003.”
     Upon the written request of the Employee following the vesting of any portion of the shares of the Restricted Stock, the Corporation will promptly issue a stock certificate, without such restrictive legend, with respect to the vested portion of the shares of the Restricted Stock registered on the Corporation’s books and records in the name of the Employee. Following the expiration of the Restricted Period, the Corporation will promptly issue a stock certificate, without such restrictive legend, for any shares of the Restricted Stock that have vested and have not been reissued without a restrictive legend as provided in the preceding sentence.
          (d) Transferability. During the Restricted Period, the Employee shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of unvested shares of the Restricted Stock. Upon receipt by the Employee of stock certificate(s) representing vested shares without a restrictive legend pursuant to paragraph 2(c) above, the Employee may hold or dispose of the shares represented by such certificate(s), subject to compliance with (i) the terms and conditions of the Plan and this Agreement and (ii) applicable securities laws of the United States of America and the State of Michigan.
          (e) Shareholder Rights. Prior to any forfeiture of the shares of the Restricted Stock and while such shares are restricted, the Employee shall, subject to the terms of this Agreement and the restrictions of the Plan, have all rights of a shareholder with respect to the shares of the Restricted Stock awarded hereunder, including the right to receive dividends and other distributions as and when declared by the Board of Directors of the Corporation and the right to vote the shares of the Restricted Stock.
          (f) Tax Withholding. The Corporation shall have the right to retain and withhold from any award of the Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. At its discretion, the Corporation may require the Employee receiving shares of the Restricted Stock to pay or otherwise reimburse the Corporation in cash for any such taxes required to be withheld by the Corporation and withhold any distribution in whole or in part until the Corporation is so paid or reimbursed. In lieu thereof, the Corporation shall have the unrestricted right to withhold, from any other cash amounts due (or to become due) from the Corporation to the Employee, an amount equal to such taxes required to be withheld by the Corporation to reimburse the Corporation for any such taxes (or retain and withhold a number of vested shares of the Restricted Stock, having a market value not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to reimburse the Corporation for any such taxes).
     3. Death; Disability; Retirement; Termination of Employment. The shares of the Restricted Stock not yet vested shall become 100% vested and transferable in the event that the Employee dies or becomes permanently and total disabled (within the meaning of Section 3(a) of that certain employment agreement between the Employee and the Company dated effective March 13, 2003 (the “Employment Agreement”)) while employed by the Corporation or an affiliate during the Restricted Period. In the event that the Employee terminates his employment with the Corporation for Good Reason (as defined in Section 3(c) of the Employment Agreement), or is terminated by the Corporation other than for cause (as defined in Section 3(b) of the Employment Agreement) or disability, the shares of the Restricted Stock not yet vested shall become 100% vested and transferable. In all events other than those previously addressed in this paragraph, if the Employee ceases to be an employee of the Corporation or an affiliate, the Employee shall be vested only as to that percentage of shares of the Restricted Stock which are vested at the time of the termination of his employment and the Employee shall forfeit the right to the shares of the Restricted Stock which are not yet vested on the termination date. Unvested shares of the Restricted Stock that are forfeited shall be immediately transferred to the Corporation without any payment by the Corporation, and the Corporation shall have the full right to cancel any evidence of the Employee’s ownership of such forfeited shares or take any other action necessary to demonstrate that the Employee no longer owns such forfeited shares automatically upon such forfeiture. Following such forfeiture, the Employee shall have no further rights with respect to such forfeited shares.
     4. Change of Control or Capital Structure. Subject to any required action by the shareholders of the Corporation, the number of shares of the Restricted Stock covered by this award shall be proportionately adjusted and the terms of the restrictions on such shares shall be adjusted as the Administrator shall determine to be equitably required for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Corporation resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to this Agreement. In the event of a Change of Control (as such term is defined in Exhibit D of the Employment Agreement), the shares of the Restricted Stock not yet vested shall become 100% vested and transferable. In the event of a change in the Common Stock of the Corporation as presently constituted, which is limited to a change of all or part of its authorized shares without par value into the same number of shares with a par value, or any subsequent change into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan. The award of the Restricted Stock pursuant to the Plan and this Agreement shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
     5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, except to the extent that federal law shall be deemed to apply.
     6. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as amended.
     7. Employee Bound by Plan. The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.
     8. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Employee and the successors of the Corporation.
     IN WITNESS WHEREOF, this Agreement has been made effective as of the date first set forth above.

THE EMPLOYEE:	/s/ Joseph D. Reid

Joseph D. Reid

THE CORPORATION:	CAPITOL BANCORP LTD.,
a Michigan corporation

	By:	/s/ Lee W. Hendrickson

Lee W. Hendrickson
	Its:	Chief Financial Officer

Exhibit 10(q)
EXHIBIT A
     FOR VALUE RECEIVED I, Joseph D. Reid, hereby sell, assign and transfer unto CAPITOL BANCORP LTD., a Michigan corporation (the “Corporation”), Two Hundred Fourteen Thousand One Hundred Sixty-nine (214,169) shares of the Common Stock of Capitol Bancorp Ltd. standing in my name on the books of the Corporation represented by Certificate Nos. CBL 11522, CBL 11523, CBL 11524, CBL 11525 and CBL 11526 herewith and do hereby irrevocably constitute and appoint Brian K. English, Esq., or his designee or successor, attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated: August 1, 2003

/s/ Joseph D. Reid
Joseph D. Reid